Exhibit 10.3

CONFIDENTIAL

COMPANY STOCKHOLDER SUPPORT AGREEMENT

This Support Agreement (this “Agreement”), dated as of May 11, 2021, is entered into by and among Soaring Eagle Acquisition Corp., a Cayman Islands exempted company limited by shares (“Acquiror”), SEAC Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Acquiror (“Merger Sub”), and the stockholder of the Company (as defined below) set forth on the signature page hereto (the “Stockholder”).

RECITALS

WHEREAS, concurrently herewith, Acquiror, Ginkgo Bioworks, Inc., a Delaware corporation (the “Company”), and Merger Sub are entering into an Agreement and Plan of Merger (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will merge with and into the Company, with the Company surviving the merger (the “Merger”);

WHEREAS, as of the date hereof, the Stockholder is the record and “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of and is entitled to dispose of the Company Shares set forth on the signature page of this Agreement (collectively, the “Owned Shares”; the Owned Shares and any additional Company Shares (or any securities convertible into or exercisable or exchangeable for Company Shares) in which the Stockholder acquires record or beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “Covered Shares”);

WHEREAS, as a condition and inducement to the willingness of Acquiror and Merger Sub to enter into the Merger Agreement, the Stockholder is entering into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Acquiror, Merger Sub and the Stockholder hereby agree as follows:

1. Agreement to Vote. Subject to the earlier termination of this Agreement in accordance with Section 3 and the last paragraph of this Section 1, the Stockholder, solely in his, her or its capacity as a stockholder of the Company, irrevocably and unconditionally agrees to validly execute and deliver to the Company in respect of all of the Stockholder’s Covered Shares, as promptly as practicable after the Registration Statement becomes effective (and in any event within two (2) Business Days after receiving notice from Acquiror or the Company of such fact), the written consent that will be solicited by the Company from the Stockholder pursuant to the Merger Agreement to obtain the Company Stockholder Approval. In addition, subject to the last paragraph of this Section 1, prior to the Termination Date (as defined herein), the Stockholder, in his, her or its capacity as a stockholder of the Company, irrevocably and unconditionally agrees that, at any other meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any written consent of stockholders of the Company, the Stockholder shall, and shall cause any other holder of record of any of the Stockholder’s Covered Shares to:

(a)	when such meeting is held, appear at such meeting or otherwise cause the Stockholder’s Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(b)

vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Stockholder’s Covered Shares owned as of the record date for such meeting (or the date that any written consent is executed by the Stockholder) in favor of (i) the Merger and the adoption of the Merger Agreement, the Company Recapitalization and any other matters necessary or reasonably requested by the Company or Acquiror relating thereto and (ii) any proposal to adjourn such meeting at which there is a proposal for stockholders of the Company to adopt the Merger Agreement to a later date if there are not sufficient votes to adopt the Merger Agreement or if there are not sufficient Company Shares present in person or represented by proxy at such meeting to constitute a quorum; and

(c)

vote (or execute and return an action by written consent), or cause to be voted at such meeting, or validly execute and return and cause such consent to be granted with respect to, all of the Stockholder’s Covered Shares against any Acquisition Proposal or any transaction relating thereto, refrain from giving consent to any Acquisition Proposal or any transaction relating thereto and any other action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Company Recapitalization, the Merger or any of the other transactions contemplated by the Merger Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of the Stockholder contained in this Agreement.

The obligations of the Stockholder specified in this Section 1 shall apply whether or not the Merger or any action described above is recommended by the Company Board or the Company Board has previously recommended the Merger but changed such recommendation.

Notwithstanding anything to the contrary provided elsewhere herein, the Stockholder shall not be required to vote in favor of (including by providing a written consent) or otherwise approve or consent to the Merger Agreement or the Company Recapitalization unless in the Company Recapitalization: (a) each Company Preferred Share outstanding immediately prior to the Company Recapitalization will be converted into, exchanged for or otherwise replaced with a number of Company Class A Shares equal to the number of Company Common Shares into which such Company Preferred Share would have been convertible immediately prior to the Company Recapitalization, (b) the aggregate number of Company Common Shares outstanding immediately prior to the Company Recapitalization shall be equal to the aggregate number of Company Class A Shares and Company Class B Shares, collectively, issued in respect of such Company Common Shares (or that such Company Common Shares were converted into, exchanged for or otherwise replaced with) in connection with the Company Recapitalization, (c) no other Equity Securities of the Company outstanding immediately prior to the Company Recapitalization shall be converted into, exchanged for or otherwise replaced with Company Class A Shares or Company Class B Shares, (d) the holders of Company Shares immediately prior to the Company Recapitalization will be the only holders of Company Shares immediately following the Company Recapitalization and (e) the Company Recapitalization will not alter, or have the effect of altering, the terms or conditions of the Per Share Merger Consideration.

2. No Inconsistent Agreements. The Stockholder hereby covenants and agrees that the Stockholder shall not, at any time prior to the Termination Date, (a) enter into any voting agreement or voting trust with respect to any of the Stockholder’s Covered Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement, (b) grant a proxy or power of attorney with respect to any of the Stockholder’s Covered Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement, or (c) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

3. Termination. This Agreement shall terminate upon the earliest of (a) the Merger Effective Time (or, in the case of Section 8, immediately following the Merger Effective Time), (b) the termination of the Merger Agreement in accordance with its terms, (c) the time this Agreement is terminated upon the mutual written agreement of Acquiror, Merger Sub and the Stockholder and (d) the election of the Stockholder in its sole discretion to terminate this Agreement following any amendment, supplement, waiver or other modification of any term or provision of the Merger Agreement without the prior written consent of such Stockholder that reduces the consideration payable to such Stockholder pursuant to the Merger Agreement, changes the form of consideration payable to such Stockholder pursuant to the Merger Agreement or extends the time following the Merger Effective Time in which payment of the consideration to such Stockholder is payable pursuant to the Merger Agreement (the earliest such date under clause (a), (b), (c) and (d) being referred to herein as the “Termination Date”); provided, that the provisions set forth in Sections 11 through 22 shall survive the termination of this Agreement. The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Termination Date.

4. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to the other parties hereto, solely as to itself as follows:

(a)

The Stockholder is the only record owner of, and has good, valid and marketable title to, the Covered Shares, free and clear of Liens other than as created by this Agreement or the Governing Documents of the Company (including, for the purposes hereof, any agreements between or among stockholders of the Company), or applicable Laws. As of the date hereof, other than the Covered Shares, the Stockholder does not own beneficially or of record any shares of capital stock or other voting securities of the Company (or any securities convertible into shares of capital stock or other voting securities of the Company) or any interest therein.

(b)

The Stockholder, except as provided in this Agreement or as may be provided in any agreements between or among the Company and the stockholders of the Company, (i) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to the Stockholder’s Covered Shares, (ii) has not entered into any voting agreement or voting trust with respect to any of the Stockholder’s Covered Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of the Stockholder’s Covered Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

(c)

The Stockholder affirms that (i) if the Stockholder is a natural person, he or she has all the requisite power and authority and has taken all action necessary in order to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transactions contemplated hereby, and (ii) if the Stockholder is not a natural person, (A) it is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization and (B) has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and, assuming due authorization and execution by each other party hereto, constitutes a valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(d)

Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Stockholder from, or to be given by the Stockholder to, or be made by the Stockholder with, any Governmental Authority in connection with the execution, delivery and performance by the Stockholder of this Agreement, the consummation of the transactions contemplated hereby or the Merger and the other transactions contemplated by the Merger Agreement.

(e)

The execution, delivery and performance of this Agreement by the Stockholder do not, and the consummation of the transactions contemplated hereby or the Merger and the other transactions contemplated by the Merger Agreement will not, constitute or result in (i) a breach or violation of, or a default under, the Governing Documents of the Stockholder (if the Stockholder is not a natural person), (ii) with or without notice, lapse of time or both, a material breach or violation of, a termination (or right of termination) of or a material default under, the loss of any material benefit under, the creation, modification or acceleration of any material obligations under or the creation of a Lien (other than under this Agreement or the Merger Agreement) on any of the Owned Shares, or pursuant to any Contract binding upon the Stockholder or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 4(d), under any applicable Law to which the Stockholder is subject or (iii) any material change in the rights or obligations of any party under any Contract legally binding upon the Stockholder, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the Stockholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, the consummation of the Merger or the other transactions contemplated by the Merger Agreement.

(f)

As of the date of this Agreement, (i) there is no Action pending against the Stockholder or, to the knowledge of the Stockholder, threatened against the Stockholder and (ii) the Stockholder is not a party to or subject to the provisions of any Governmental Order, in each case, that questions the beneficial or record ownership of the Stockholder’s Owned Shares or the validity of this Agreement or would reasonably be expected to prevent or materially delay, impair or adversely affect the performance by the Stockholder of its obligations under this Agreement.

(g)

The Stockholder understands and acknowledges that Acquiror and Merger Sub are entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Stockholder contained herein.

(h)

Except as disclosed in Section 5.17 of the Company Disclosure Letter, no investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which Acquiror, the Company or any of their respective Subsidiaries is or will be liable in connection with the transactions contemplated hereby based upon arrangements made by the Stockholder in his, her or its capacity as a stockholder of the Company or, to the knowledge of the Stockholder, on behalf of the Stockholder in his, her or its capacity as a stockholder of the Company.

(i)

The Stockholder acknowledges that the Stockholder is a sophisticated investor with respect to the Stockholder’s Covered Shares and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the transactions contemplated by this Agreement and has, independently and without reliance upon Acquiror, the Company or any Affiliate of Acquiror and the Company, and based on such information as the Stockholder has deemed appropriate, made the Stockholder’s own analysis and decision to enter into this Agreement. The Stockholder acknowledges that the Stockholder has had the opportunity to seek independent legal advice prior to executing this Agreement.

5. Certain Covenants of the Stockholder. Except in accordance with the terms of this Agreement, the Stockholder hereby covenants and agrees as follows:

(a)

No Solicitation. Subject to Section 7 hereof, prior to the Termination Date, the Stockholder agrees not to, directly or indirectly, (i) initiate, solicit, enter into or continue discussions, negotiations or transactions with, or respond to any inquiries or proposals by, any Person with respect to, or provide any non-public information or data concerning the Company or any of the Company’s Subsidiaries to any Person relating to, an Acquisition Proposal (other than to inform such Person of the Stockholder’s obligations pursuant to this Section 5(a)) or afford to any Person access to the business, properties, assets, information or personnel of the Company or any of the Company’s Subsidiaries in connection with an Acquisition Proposal, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state for purposes of facilitating an Acquisition Proposal, (iv) otherwise knowingly encourage or facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal or (v) resolve or agree to do any of the foregoing.

(b)

Notwithstanding anything in this Agreement to the contrary, (i) the Stockholder shall not be responsible for the actions of the Company or its Board of Directors (or any Committee thereof), any Subsidiary of the Company, or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (the “Company Related Parties”), including with respect to any of the matters contemplated by this Section 5(a), (ii) the Stockholder makes no representations or warranties with respect to the actions of any of the Company Related Parties, and (iii) any breach by the Company of its obligations under Section 7.5 of the Merger Agreement shall not be considered a breach of this Section 5(a) (it being understood for the avoidance of doubt that the Stockholder shall remain responsible for any breach by the Stockholder or his, her or its Representatives (other than any such Representative that is a Company Related Party) of this Section 5(a)). From the date hereof until the Termination Date, the Stockholder hereby agrees not to (i) effect any Transfer with respect to any of the Stockholder’s Covered Shares or (ii) take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing its obligations under this Agreement; provided, however, that nothing herein shall prohibit [(i)] a Transfer to an Affiliate of the Stockholder [or for bona fide estate planning purposes; or (ii) a Transfer of up to 2% of the Stockholder’s Covered Shares (A) to the Company pursuant to a prior repurchase approval from the Company’s Board of Directors and preferred stockholders following the delivery of the written consent pursuant to Section 1 and/or (B) to a third party, if, as a precondition to such Transfer [in each of clauses (i) and (ii)(B)], the transferee agrees in a writing, reasonably satisfactory in form and substance to Acquiror, to assume all of the obligations of the Stockholder under, and be bound by all of the terms of, this Agreement, and such a permitted Transfer shall not be deemed a breach of any of the Stockholder’s representations or warranties herein.[1] “Transfer” means, with respect to any share of capital stock of the Company, (A) any sale, assignment, exchange, conveyance, pledge, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether direct or indirect, whether or not for value, and whether or not by operation of law (including by merger, consolidation or otherwise), including, without limitation, any transfer of such share to a broker or other nominee (with or without a corresponding change in beneficial ownership) and any transfer of voting control of such share, or (B) entering into any agreement or binding arrangement providing for any transaction contemplated by the preceding clause (A). Any Transfer in violation of this Section 5(b) with respect to the Stockholder’s Covered Shares shall be null and void.

(c)	The Stockholder hereby authorizes the Company to maintain a copy of this Agreement at either the executive office or the registered office of the Company.

6. Appraisal and Dissenters’ Rights. The Stockholder hereby waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent from the Merger or any other transaction contemplated by the Merger Agreement that the Stockholder may have by virtue of ownership of the Covered Shares.

7. Further Assurances. From time to time, at Acquiror’s request and without further consideration, the Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement. The Stockholder further agrees not to commence or participate (in a manner adverse to Acquiror, the Company or any of their respective Related Persons) in, and to take all actions necessary to opt out of any class in any class action with respect to, any Action, derivative or otherwise, against Acquiror, the Company or any of their respective Related Persons, challenging the transactions contemplated by the Merger Agreement or disputing the allocation of the consideration payable as part of the Merger pursuant to the terms of the Merger Agreement (including any Action (a) challenging the validity of, or seeking to enjoin the operation of, any provision of the Merger Agreement or (b) alleging a breach of any fiduciary duty of the Company Board in connection with this Agreement, the Merger Agreement, any other Ancillary Agreement or any of the transactions contemplated hereby or thereby), except for any Action to collect Merger consideration owed to such Stockholder pursuant to the terms of the Merger Agreement, or to enforce such Stockholder’s rights under the Registration Rights Agreement following the Closing.

8. Disclosure; Public Announcements. The Stockholder hereby authorizes the Company and Acquiror to publish and disclose in any announcement, filing or disclosure required to be made by any Governmental Order or other applicable Law or the rules of any national securities exchange or as requested by the SEC the Stockholder’s identity and ownership of Equity Securities of the Company or Acquiror and the nature of the Stockholder’s obligations under this Agreement. Until the Termination Date, neither the Stockholder nor any of its Affiliates shall issue any press release or make any other public announcement or public statement with respect to this Agreement, the Merger Agreement, any other Ancillary Agreement or any of the transactions contemplated hereby or thereby (each, a “Public Communication”), without the prior written consent of each of Acquiror and the Company (which consent may be withheld in Acquiror’s or the Company’s sole discretion), except (a) as required by applicable Law or any Governmental Authority of competent jurisdiction (including pursuant to any court process), in which case the Stockholder shall

[1]	Bracketed provision would be included in versions signed by the Company’s founders.

provide each of Acquiror and the Company and their respective legal counsel with a reasonable opportunity to review and comment on such Public Communication (solely with respect to such portions that relate to this Agreement, the Merger Agreement, any other Ancillary Agreement or the transactions contemplated hereby or thereby) in advance of its issuance and shall give reasonable and good faith consideration to any such comments or (b) with respect to a Public Communication that is consistent with prior disclosures by Acquiror and the Company; provided, that, the foregoing shall not apply to any disclosure required to be made by the Stockholder to a Governmental Authority so long as such disclosure is consistent with the terms of this Agreement and the Merger Agreement and the disclosures made by the Company and Acquiror pursuant to the terms of the Merger Agreement.

9. Changes in Capital Stock. In the event of a stock split, stock dividend or distribution, or any change in the Company’s capital stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Owned Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

10. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by Acquiror, Merger Sub and the Stockholder.

11. Waiver. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) on the date established by the sender as having delivered personally, (b) one Business Day after being sent by a nationally recognized overnight courier service guaranteeing overnight delivery, (c) on the date delivered, if delivered by email; or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be delivered to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice made pursuant to this Section 12):

if to the Stockholder, to it at:

the address (including email) set forth in the Company’s books and records, or to such other address or to the attention of such other person as such Stockholder has specified by prior written notice to the sending party with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

555 Eleventh Street, N.W.

Washington, DC 20004

Attention: Paul F. Sheridan, Jr.; Kristen S. Grannis

Email: paul.sheridan@lw.com; kristen.grannis@lw.com

if to Acquiror, to it at:

Soaring Eagle Acquisition Corp.

[●]

[●]

Attention: [●]

Email: [●]

with a copy (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Joel Rubenstein

                 James Hu

Email:      joel.rubinstein@whitecase.com

         james.hu@whitecase.com

If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

13. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Acquiror any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares of the Stockholder. All rights, ownership and economic benefits of and relating to the Covered Shares of the Stockholder shall remain vested in and belong to the Stockholder, and Acquiror shall have no authority to direct the Stockholder in the voting or disposition of any of the Stockholder’s Covered Shares, except as otherwise provided herein.

14. Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and thereof.

15. No Third-Party Beneficiaries. The Stockholder’s representations, warranties and covenants set forth herein are solely for the benefit of Acquiror in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any Action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as parties hereto.

16. Governing Law and Venue; Service of Process; Waiver of Jury Trial.

(a)

This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby (whether based on contract, tort, equity or otherwise), shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws (whether of the State of Delaware or of any other jurisdiction) to the extent such principles or rules would require or permit the application of Laws of a jurisdiction other than the State of Delaware

(b)

Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware) (the “Chosen Courts”), and each of the parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Actions or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 16.

(c)

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

17. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other party, and any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, successors, permitted assigns and legal representatives.

18. Enforcement. The rights and remedies of the parties shall be cumulative with and not exclusive of any other remedy conferred hereby. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including the Stockholder’s obligations to vote its Covered Shares as provided in this Agreement, in any Chosen Court, without proof of actual damages or otherwise (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.

19. Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

20. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each party need not sign the same counterpart. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

21. Interpretation and Construction. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Sections are to Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any person include the successors and permitted assigns of that person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

22. Capacity as a Stockholder. Notwithstanding anything herein to the contrary, the Stockholder signs this Agreement solely in the Stockholder’s capacity as a stockholder of the Company, and not in any other capacity and this Agreement shall not limit or otherwise affect the actions of the Stockholder or any Affiliate, employee or designee of the Stockholder or any of their respective Affiliates in his or her capacity, if applicable, as an officer or director of the Company or any other Person.

23. Supporting Company Stockholders. Acquirer hereby confirms that this Agreement is in substantially the same form as the Company Stockholder Support Agreement entered into with all Supporting Company Stockholders and that, other than the additional permitted Transfer provisions referenced in the form of Company Stockholder Support Agreement attached as Exhibit C to the Merger Agreement to be included in the Company Stockholder Support Agreements for the founders of the Company, no Supporting Company Stockholder’s Company Stockholder Support Agreement contains terms more favorable than this Agreement.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

STOCKHOLDER

[●]

By:
Name: [●]
Title: [●]
Subject Shares:
__________ shares of Common Stock
__________ shares of Series B Preferred Stock
__________ shares of Series C Preferred Stock
__________ shares of Series D Preferred Stock
__________ shares of Series E Preferred Stock

[Signature Page to Company Stockholder Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

SOARING EAGLE ACQUISITION CORP.

By:
Name: [●]
Title: [●]

SEAC MERGER SUB, INC.

By:
Name: [●]
Title: [●]

[Signature Page to Company Stockholder Support Agreement]